CFN

                            DEBT CONVERSION AGREEMENT

BETWEEN:

Collaborative Financial Network Group, Inc (formerly known as E-Financialdepot.com) (The
Company)     _.

AND

Richard  Langley

WHEREAS

Richard, Langley has agreed to convert all past and current debts attributed to The Company, specifically the amount of. $446,316(four hundred forty-six thousand three hundred sixteen dollars) to common shares in The Company in the amount of 2,231,580 (two million two hundred thirty-one thousand, five hundred eighty) shares via Form, S-8 fling. It is understood. that by signing below, Richard Langley and all persons(s) he represents, considers the issuance of these shares payment in full for all past and current debts and releases The Company, its Directors, and successors, from any actions, liens, encumbrances, or claims.

Signed  and  agreed  to  this   25day  of  January  2002

/s/ Richard Langley

Richard Langley


Collaborative  Financial  Network  Group,  Inc


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                         1875 Century Park East, S-2250
                           Los Angeles, CA 90067
                          Email:cfnusa@adelphia.net